Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS FIRST QUARTER 2014 RESULTS

•	Development & Sales segment drives first quarter results

•	Leasing segment Net Operating Income (NOI) up 17%[1] for the quarter

•	Pickup in sales activity at Kukui’ula

•	$70 million of new contract awards drives 18% increase in backlog at Grace Pacific

Honolulu (May 8, 2014) -- Alexander & Baldwin, Inc. (NYSE:ALEX) (“A&B” or “Company”) today announced net income for the first quarter of 2014 of $33.4 million, or $0.68 per diluted share, compared to net income for the first quarter of 2013 of $5.0 million, or $0.12 per diluted share. Revenues for the first quarter of 2014 were $94.9 million compared to revenues of $32.9 million last year.
“We’re off to a solid start in 2014 with our Real Estate segments leading the way. Development & Sales posted a $50 million increase in operating profit over the first quarter of 2013, due primarily to the sale of Maui Mall, and Leasing is performing above earlier expectations,” said Stanley M. Kuriyama, A&B chairman and chief executive officer.
“Last year’s expansion of our Hawaii commercial portfolio is positively impacting Leasing operating profit and NOI, which were up more than 8% and 17%1, respectively, compared to the first quarter of 2013,” said Kuriyama. “We continue to evaluate new investments in Hawaii commercial properties to further our strategic focus on Hawaii.”
“We are particularly pleased with increased sales activity at Kukui’ula, our resort residential project on Kaua’i. We closed the sale of two units in the quarter, and three additional sales closed since then. Another ten sales are in escrow under binding contracts with delivery dates through the third quarter of 2015. This pickup is noteworthy considering we closed a total of ten sales in all of 2013. One of the new offerings that has been particularly successful is The Villas project, which is being developed in partnership with East West Partners. All six homes in the initial release, which was launched at the end of 2013, have been sold under binding contracts, at an average price of $4.5 million. These homes are expected to be completed in the second half of 2015,” said Kuriyama.

Financial Results
Real Estate Leasing operating profit for the first quarter was $11.8 million, 8.3% higher than the $10.9 million recorded in the first quarter of 2013. NOI for the quarter was $19.6 million, a 17.4%1 improvement over the first quarter of 2013. Both operating profit and NOI benefited from the expansion of the portfolio through Hawaii assets acquired in 2013 and higher Hawaii portfolio occupancy, with the increase in operating profit partially muted by higher depreciation. First quarter 2014 occupancy for the Hawaii and Mainland portfolios were 94% and 93%, respectively, compared to 92% and 95% for the first quarter of 2013.
First quarter 2014 operating profit for the Real Estate Development & Sales segment was $52.3 million, compared to $2.4 million in last year’s first quarter. Operating profit for the quarter was driven by the sale of Maui Mall, two Maui land sales, the sales of five joint venture resort residential units, and deferred gains related to the sales of three Mainland properties in December 2013.
The Natural Materials & Construction segment, which contains the results of Grace Pacific, reported adjusted operating profit of $4.6 million1 for the first quarter, and adjusted EBITDA of $6.9 million1, both of which exclude the non-cash impact of purchase price allocation adjustments. Grace’s operating profit for the quarter was $3.4 million including purchase price allocation adjustments. Unusually wet weather patterns, coupled with subcontractor delays, reduced the number of available paving crew work days by 25% in January and February, accounting for the lower than projected first quarter EBITDA. Improved weather conditions in March and April, however, produced EBITDA that was in line with expectations. While it will be difficult for Grace to make up the shortfall from projected first quarter EBITDA over the balance of 2014, the longer-term outlook for Grace remains positive, with $70.2 million of new contract awards increasing its consolidated backlog to $257.4 million, 18% higher than at year-end.
Agribusiness operating profit for the first quarter of 2014 was $3.0 million, compared to $3.8 million for the first quarter of 2013, principally due to lower volume of power sold and a sugar inventory valuation adjustment due to lower sugar prices, partially offset by higher specialty sugar margins. The wet weather conditions that affected Grace’s operations also disrupted the sugar harvest. Approximately 1,400 tons of sugar were produced in the first quarter, compared to 8,200 tons last year. The absence of any sugar sales, which are expected to produce negative margin for the full year, accounted for the profit recorded in the first quarter. Based on current sugar prices, which have modestly improved since the start of the year, and the current production outlook, the Company continues to expect a full year Agribusiness operating loss consistent with prior guidance.

First quarter 2014 interest expense was $7.2 million compared to $3.6 million for the first quarter of 2013, due to an increase in debt. Corporate expenses were $5.2 million compared to $5.4 million for the first quarter of 2013, due a decrease in professional service fees. The effective income tax rate for the first quarter of 2014 was higher than the statutory rate primarily due to a final tax adjustment of $1.6 million recorded in the quarter related to the accounting for deferred intercompany gains triggered by the separation from Matson, Inc.

ANALYSIS OF FINANCIAL RESULTS
REAL ESTATE
Real Estate Leasing and Development & Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates performance and makes decisions regarding capital allocation, acquisitions and dispositions. Direct year-over-year comparison of Real Estate Development & Sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography and timing, are inherently variable. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.
Real Estate Leasing - First quarter of 2014 compared with 2013

	Quarter Ended March 31,
(dollars in millions)	2014	2013	Change
Revenue	$31.2	$26.3	18.6%
Operating profit	$11.8	$10.9	8.3%
Operating profit margin	37.8%	41.4%
NOI[1]
Hawaii	$15.2	$7.8	94.9%
Mainland	4.4	8.9	(50.6)%
Total	$19.6	$16.7	17.4%
Average occupancy rates:
Mainland	94%	92%
Hawaii	93%	95%
Total	93%	94%
	At March 31,
	2014	2013
Leasable space (million sq. ft.) — improved
Mainland	2.4	1.6
Hawaii	2.5	6.3
Real Estate Leasing revenue and operating profit for the first quarter of 2014 were 18.6% and 8.3% higher, respectively, than 2013, primarily due to sales and acquisition activity and higher Hawaii portfolio occupancy. Operating profit also includes the effects of higher depreciation.

Real Estate Development & Sales - First quarter of 2014 compared with 2013

	Quarter Ended March 31,
(dollars in millions)	2014	2013	Change
Improved property sales revenue	$70.1	$14.9	5X
Development sales revenue	—	—	—%
Unimproved/other property sales revenue	0.9	0.5	80.0%
Total revenue	$71.0	$15.4	5X
Operating profit before joint ventures	$53.2	$1.9	28X
Earnings (loss) from joint ventures	(0.9)	0.5	NM
Total operating profit	$52.3	$2.4	22X
Operating profit margin	73.7%	15.6%
2014 First quarter: Real Estate Development & Sales revenue and operating profit were $71.0 million and $52.3 million, respectively, and were principally driven by the sale of the 185,700 square-foot Maui Mall, and included the recognition of $6 million in deferred revenue associated with the Mainland retail commercial properties that closed in the fourth quarter of 2013. Operating profit also included two land sales on Maui, and five resort residential joint venture units (two on Kauai, one on Maui, and two on the Big Island), net of joint venture expenses.
2013 First quarter: Real Estate Development & Sales revenue and operating profit were $15.4 million and $2.4 million, respectively, principally resulting from the sale of a California industrial property. Operating profit also included five resort residential joint venture units (one on Kauai, two on Maui, and two on the Big Island), net of joint venture expenses.

NATURAL MATERIALS & CONSTRUCTION
On October 1, 2013, the Company completed its acquisition of Grace Pacific. Due to the impact of inclement weather and major holidays on available paving days, Grace typically will exhibit seasonal highs and lows in its operating results, with the first and fourth quarters of each calendar year usually posting lower results as compared to the second and third quarters.
Natural Materials & Construction - First quarter of 2014

Quarter Ended
(dollars in millions)	March 31, 2014
Revenue	$50.1
Adjusted operating profit (excludes $1.2 million of non-cash purchase price allocation adjustments)[1]	$4.6
Adjusted operating profit margin[1]	9.2%
Operating profit	$3.4
Operating profit margin	6.8%
Adjusted EBITDA[1]	$6.9
Backlog	$257.4
The Natural Materials and Construction segment reported adjusted operating profit of $4.6 million1 for the first quarter, which excluded a negative $1.2 million non-cash impact from purchase price allocation adjustments, and generated adjusted EBITDA of $6.9 million1.

AGRIBUSINESS
The quarterly results of the Agribusiness segment are subject to fluctuations from a number of factors, including the timing of sugar deliveries, which typically commence after the first quarter of each year. Additionally, each delivery is generally priced independently, which could result in significant variations in margins between deliveries. Accordingly, quarterly results are not indicative of the results that may be achieved for a full year.
Agribusiness - First quarter of 2014 compared with 2013

	Quarter Ended March 31,
(dollars in millions)	2014	2013	Change
Revenue	$12.9	$14.7	(12.2)%
Operating profit	$3.0	$3.8	(21.1)%
Operating profit margin	23.3%	25.9%
Tons sugar produced	1,400	8,200	(82.9)%
Tons sugar sold (raw and specialty sugar)	2,400	2,700	(11.1)%
Agribusiness revenue for the first quarter of 2014 decreased $1.8 million, or 12.2%, compared to the first quarter of 2013, due to lower trucking revenue and lower power sales from lower volume.

Operating profit for the first quarter of 2014 decreased $0.8 million compared to the first quarter of 2013. The decrease was principally due to lower power margins, and a lower-of-cost-or-market adjustment on raw sugar produced in the quarter due to low sugar prices, partially offset by higher specialty sugar margins due to lower production costs.
Sugar production for the first quarter of 2014 was significantly lower than the first quarter of 2013 due to extremely wet conditions at the start of the year that resulted in a lower number of acres harvested and lower yields. Lower production levels reduced the amount of the lower-of-cost-or-market adjustment on raw sugar produced recorded in the first quarter.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in real estate development, commercial real estate, agriculture, natural materials and infrastructure construction. With ownership of nearly 89,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising five million square feet of leasable space in Hawaii and on the U.S. Mainland. It owns and operates the state’s only sugar plantation. A&B is also one of Hawaii’s largest natural materials companies and is the state’s largest paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 19-32 of Alexander & Baldwin, Inc.’s 2013 Form
10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.
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[1]	See pages 8 to 9 for a discussion of management’s use of non-GAAP financial measures and required reconciliations from GAAP to non-GAAP measures.

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USE OF NON-GAAP FINANCIAL MEASURES
The Company presents NOI, which is a non-GAAP measure derived from Real Estate Leasing revenue (determined in accordance with GAAP, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of NOI used by other companies. NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. NOI excludes general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization expense, and gains on sales of interests in real estate. The Company believes that the Real Estate Leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to NOI. A required reconciliation of Real Estate Leasing operating profit to Real Estate Leasing segment NOI is as follows:

	Three Months Ended
	March 31,
(dollars in millions)	2014	2013
Real Estate Leasing segment operating profit before discontinued operations	$11.8	$10.9
Less amounts reported in discontinued operations (pre-tax)	(0.2)	(3.3)
Real Estate Leasing segment operating profit after subtracting discontinued operations	$11.6	$7.6
Adjustments:
Depreciation and amortization expense	7.1	5.8
Straight-line lease adjustments	(0.5)	(0.8)
General and administrative expenses	1.2	0.8
Discontinued operations	0.2	3.3
Real Estate Leasing segment NOI	$19.6	$16.7
Percent change over prior comparative period	17.4%

The Company presents adjusted EBITDA, adjusted operating profit, and adjusted operating profit margin for Grace, which are non-GAAP measures. The Company uses these non-GAAP financial measures when evaluating operating performance for Grace because management believes that adjusted EBITDA, adjusted operating profit, and adjusted operating profit margin provide insight into Grace’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. A&B provides this information to investors as an additional means of evaluating Grace’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. A required reconciliation of Grace’s operating profit to adjusted EBITDA, adjusted operating profit, and adjusted operating profit margin follows:

Three Months Ended
(dollars in millions)	March 31, 2014
Operating profit	$3.4
Depreciation & amortization expense	4.2
Impact of purchase price allocation adjustments on cost of goods sold	(0.3)
Income attributable to non-controlling interest	(0.4)
Adjusted EBITDA	$6.9

Operating profit	$3.4
Impact of purchase price allocation	1.2
Adjusted operating profit	$4.6
Revenue	$50.1
Adjusted operating profit margin	9.2%

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED INDUSTRY SEGMENT DATA, NET INCOME
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended
	March 31,
Revenue:	2014	2013
Real Estate*:
Leasing	$31.2	$26.3
Development and Sales	71.0	15.4
Less amounts reported in discontinued operations	(70.3)	(23.5)
Natural Materials and Construction	50.1	—
Agribusiness	12.9	14.7
Total revenue	$94.9	$32.9

Operating profit, net income:
Real Estate*:
Leasing	$11.8	$10.9
Development and Sales	52.3	2.4
Less amounts reported in discontinued operations	(56.1)	(7.5)
Natural Materials and Construction	3.4	—
Agribusiness	3.0	3.8
Total operating profit	14.4	9.6
Interest expense	(7.2)	(3.6)
General corporate expenses	(5.2)	(5.4)
Income from continuing operations before income taxes	2.0	0.6
Income tax expense	2.5	0.2
Income (loss) from continuing operations	(0.5)	0.4
Income from discontinued operations (net of income taxes)	34.3	4.6
Net income	33.8	5.0
Income attributable to non-controlling interest	(0.4)	—
Net income attributable to A&B	$33.4	$5.0

Basic earnings (loss) per share, continuing operations	$(0.02)	$0.01
Basic earnings per share, net income	$0.69	$0.12

Diluted earnings (loss) per share, continuing operations	$(0.02)	$0.01
Diluted earnings per share, net income	$0.68	$0.12

Weighted average number of shares outstanding:
Basic	48.7	43.0
Diluted	49.2	43.6

*	Prior period amounts restated for amounts treated as discontinued operations.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(In Millions, Unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets	$190.1	$171.4
Investments in affiliates	344.2	341.4
Real estate developments	248.2	249.1
Property, net	1,271.2	1,273.7
Intangible Assets, net	70.7	74.1
Goodwill	100.0	99.6
Other assets	71.1	75.9
	$2,295.5	$2,285.2

Liabilities & equity
Current liabilities	$162.5	$218.2
Long-term debt, non-current portion	634.9	605.5
Deferred income taxes	194.0	188.7
Accrued pension and post-retirement benefits	36.5	37.3
Other non-current liabilities	58.8	60.7
Equity	1,208.8	1,174.8
	$2,295.5	$2,285.2

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CASH FLOW TABLE
(In Millions, Unaudited)

	Three Months Ended March 31,
	2014	2013

Cash flows used in operating activities:	$(29.4)	$(25.2)

Cash flows provided by (used in) investing activities:
Capital expenditures	(8.5)	(16.3)
Proceeds from disposal of income-producing properties and other assets	73.3	14.8
Payments for purchases of investments in affiliates	(5.0)	(4.7)
Proceeds from investments in affiliates	0.5	0.6
Change in restricted cash associated with 1031 transactions	(2.8)	(4.9)
Net cash provided by (used in) investing activities	$57.5	$(10.5)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	$45.0	$35.0
Payments of long-term debt and deferred financing costs	(11.0)	(5.2)
Proceeds (payments) from line-of-credit agreements, net	(58.0)	4.5
Dividends paid	(1.9)	—
Proceeds from issuance of capital stock and other, net	—	1.5
Net cash provided/(used) by financing activities	$(25.9)	$35.8
Net increase in cash and cash equivalents	$2.2	$0.1

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